Exhibit 99.1

Trading Symbol: SRRL

Company To Focus Efforts in North American Energy Sector

LAS VEGAS, NEVADA, (November 3, 2006) -  Stellar Resources, Ltd., (the "Company") (OTC: SRRL), Kathy Whyte, President, reports that the Company has concluded certain preliminary research and is currently examining information on a number of properties within its areas of interest in North America.

Specific consideration is being given to development prospects which additionally include back-in opportunities to participate in current production.  Additionally of interest to the Company are certain opportunities to take part in coalbed methane exploration and development, as well as a less familiar, but potentially very appealing prospect of interest, more particularly referred to within the industry as “oil shale”.   The term oil shale generally refers to any sedimentary rock that contains solid bituminous materials that are released as petroleum-like liquids when the rock is heated.  To obtain oil from oil shale, the shale must be heated and resultant liquid must be captured.  A number of industry estimates of the size and scale of the oil shale deposits indicate that there may, exist, considerable reserves within the Company’s target areas of interest.

Management has identified what it believes to be a significantly undervalued opportunity and efforts are now underway to determine what, if any, strategic opportunities exist and how the company may participate.  Prior to any capital commitment being made, management intends to carefully consider the financial impact of any participation in this or any other prospect.

About Stellar Resources, Ltd.

Stellar Resources Ltd. is now focusing on identifying and acquiring strategic positions in properties within the Oil and Gas sector located in North America.  The Company's business model will involve acquiring both majority and minority interests in energy-based operations on terms that will provide for long-term asset growth and added shareholder value.

On behalf of the Board

Stellar Resources Ltd.

/s/Kathy Whyte, President

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.